Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

We consent to the incorporation by reference in the registration statements (Nos. 333-87958 and 333-127367) on Form S-8 of Regal Entertainment Group of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 28, 2006 and December 29, 2005, and the related consolidated statements of income, stockholders’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2006 and the effectiveness of internal control over financial reporting as of December 28, 2006, which reports appear in the December 28, 2006 annual report on Form 10-K of Regal Entertainment Group.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 123(revised), Share-Based Payment, effective December 30, 2005.

/s/ KPMG LLP

Nashville, Tennessee
February 26, 2007